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                       "MARKETING DISTRIBUTION AGREEMENT"

THIS AGREEMENT made the 21st day of September, 1995,

BETWEEN

                       UV SYSTEMS TECHNOLOGY INC. of
                       2800 Ingleton Avenue
                       Burnaby, British Columbia
                       Canada V5C 6G7

                       ("Manufacturer")

AND
                       SERVICE SYSTEMS INTERNATIONAL, LTD.
                       12840 16th Avenue, Ste. 203
                       White Rook, BC
                       Canada V4A 1N6

                       ("Distributor")


NOW IT IS HEREBY AGREED AS FOLLOWS;


1.0  DEFINITIONS

     1.1  'The Products' shall mean that list of equipment which is set out in
          Schedule 1 hereto.

     1.2 'The Territory' shall mean the States of California, New Mexico, Arizona, Utah, Colorado, Montana, Idaho, and Alaska, U.S A.

     1.3 'The Technology' shall mean that list of information and data which is set out in Schedule 2 hereto.


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2.0  APPOINTMENT


     2.1 The Manufacturer hereby appoints the Distributor as its Marketing Distributor for the promotion and sale of the Products within the Territory.

     2.2 The relationship between the Manufacturer and the Distributor shall be that of a seller and a buyer and the Distributor shall not make any commitment, representation or warranty which would bind the Manufacturer and shall not otherwise purport to represent or act on behalf of the Manufacturer.


3.0  DISTRIBUTOR'S OBLIGATIONS

     3.1 The Distributor shall use all reasonable endeavour to promote the sale of the Products within the Territory and shall identify projects where use of the Products would be appropriate and such sales shall not be limited to projects where the Distributor is directly involved but will include projects where sales may be effected to organizations which are in direct competition to the Distributor.

     3.2 During the term of this Agreement the Distributor shall not directly or indirectly promote within the Territory any equipment which is similar to or in competition with the Products.

     3.3 The Distributor shall not promote the sale of the Products outside the territory and shall refer to the Manufacturer any enquiry for the Products which is received from outside the Territory.

     3.4 Neither the Manufacturer nor the Distributor shall assign the benefit of this Agreement without the prior written consent of the Manufacturer.


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4.0  MANUFACTURER'S OBLIGATIONS

     4.1 The Manufacturer shall manufacture the Products using good engineering practice and to the reasonable satisfaction of the Distributor.

     4.2 Provided that the Distributor has supplied accurate information the Manufacturer warrants that the Products will perform to the standard specified by the Distributor and will be in every respect fit for the purpose for which they are intended.

     4.3 The Manufacturer shall promptly reply to all reasonable requests for technical assistance and quotations which may be made by the Distributor.

     4.4 Upon the signing of this Agreement the Manufacturer shall supply the Technology and allow the Distributor to make use of it for the purposes of this Agreement.

     4.5 For the term of this Agreement the Manufacturer shall not enter into any agreement with any person, company or organization other than the Distributor which would result in the Products being sold or distributed within the Territory.

     4.6 The Manufacturer shall supply the Products in accordance with the terms of the Manufacturer's quotation.


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5.0  TERM

     5.1 Unless previously terminated the term of this Agreement shall be three years from the date thereof and such term shall be automatically extended from year to year until either the Manufacturer or the Distributor give to the other six months' notice of termination. Such notice shall be in written form.


6.0  TERMINATION

     6.1 If either the Manufacturer or the Distributor shall become insolvent or have a receiving order made against them or become subject of proceedings for their compulsory winding up or enter into voluntary liquidation (other than for the benefit of its members) or enter into administrative receivership then the Manufacturer or the Distributor may forthwith terminate this Agreement by giving written notice thereof to the other.

     6.2 If either the Manufacturer or the Distributor should commit any breach of their obligations under this Agreement and such breach is not remedied within 30 days of the giving of a written notice requiring such breach to be remedied then either the Manufacturer or the Distributor may forthwith terminate this Agreement by giving written notice thereof.


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7.0  EFFECTS OF TERMINATION

     7.1  If this Agreement terminates pursuant to the provisions of clause
          5.0 or pursuant to the provision of clause 6.0 hereof where there has been default on the part of the Manufacturer then the Manufacturer shall:

          i) supply those of the products which have been ordered by the Distributor at the date of termination

          ii) supply the Products and provide the Technology in respect of orders received by the Distributor prior to the date of termination

          iii) supply such spare for the Products as may be ordered by the Distributor up to 60 days after the date of termination

     7.2 If this Agreement is terminated for any reason then the Distributor shall forthwith return the Technology to the Manufacturer and cease all use of it.


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8.0  FORCE MAJEURE

     8.1 Neither the Manufacturer nor the Distributor shall be responsible each to the other in respect of any matter arising out of any circumstances which constitute Force Majeure or any circumstances which are outwith the reasonable control of either the Manufacturer or the Distributor and which prevent or impede the due performance of this Agreement including but not limited to the following matters:

          a)   war or hostilities

          b)   riot or civil commotion

          c)   earthquake, flood, fire or other natural physical disaster

          d) the mere shortage of labour caused by any strike or lock-out or other industrial action shall not constitute Force Majeure.

     8.2 If any obligation under this Agreement is materially affected by a circumstance which constitutes Force Majeure the affected party shall forthwith give notice thereof to the other and shall thereupon be excused the further performance of its obligations under this Agreement or under any order for the Products for such time as the Force Majeure exists.


9.   CONFIDENTIALITY

     9.1 Both the Manufacturer and Distributor agree to be bound by the provisions of the non-disclosure agreement entered into by them and dated September 15, 1995.


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10.0 PAYMENT

     10.1 The Distributor shall pay for the Products by way of cheque or telegraphic transfer as required on terms to be mutually agreed upon and the rendering of an invoice from the Manufacturer other than where specific terms of payment are agreed in any order for the Products or identified in any quotation provided by the Manufacturer.


11.0 PATENTS

     11.1 The Manufacturer hereby warrants that in supplying the Products and the Technology it does not breach any patent, copyright or intellectual property right and further indemnifies the Distributor against any loss, damage or costs which may arise from any breach of such warranty.


12.0 VALIDITY

     12.1 If any provision of this Agreement is found or deemed to be invalid then it shall not affect the validity of the Agreement generally.


Signed on behalf of the Manufacturer   )
UV SYSTEMS TECHNOLOGY INC.             )
                                       )
/s/ D.F. Sommerville                   )
------------------------------------   )
by:  D.F. Sommerville                  )
     President                         )

Signed on behalf of the Distributor    )
SERVICE SYSTEMS INTERNATIONAL LTD.     )
                                       )
/s/ Ken Fielding                       )
------------------------------------   )
by:  Ken Fielding                      )
     President                         )


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                                   SCHEDULE 1

                                  THE PRODUCTS

1. Ultraviolet lamps - both Low Pressure Low Intensity, and High Intensity High Efficiency types.

2.   Quartz glass sleeves.

3.   Electrical control equipment.

4.   Monitoring equipment.

5. Ultraviolet Sterilizers incorporating both Low Pressure Low Intensity UV Lamps and High Intensity High Efficiency UV Lamps.

6.   Ultraviolet Disinfection Systems suitable for.

     -    sewage effluent discharge
     -    combined storm sewer overflows (C.S.O.)
     -    industrial wastewater
     -    process water
     -    potable water
     -    sea water

7. Module cleaning system in situ.

8. Module cleaning system bath type.

9. Operation and maintenance manuals.


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                                   SCHEDULE 2

                                 THE TECHNOLOGY

1. General Arrangement drawings covering mechanical and electrical suitable and sufficient for installation and servicing of the Products.

2.   Dosage rate calculations compatible with current EPA Data.

3.   Design calculations compatible with current EPA Data.

4. Details of cleaning methods sufficient to effect repairs and removal for service.

5. Details of "mix" rates of all cleaning chemicals together with any hazard/health warnings as appropriate.

6.   Details of UV lamp operating data including electrical input/output, UV at
     253.7 nanometres (nm).


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